UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2014

ACCELPATH, INC

(Exact name of registrant as specified in

its charter)

Delaware	000-27023	45-5151193
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

850 3rd Avenue, Suite 16C, NYC, NY 10022

(Address of principal executive offices and zip code)

(212)994-9875

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ..Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ..Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2:

Material Definitive Agreement

On October 7, 2013, the Circuit Court in the Second Judicial District for Leon County, Florida entered an order approving the stipulation of the parties (the "Stipulation") in the matter of ASC Recap LLC ("ASC") v. Accelpath, Inc. (the "Company"). Under the terms of the Stipulation, the Company agreed to issue to ASC, as settlement of certain liabilities owed by the Company in the aggregate amount of $1,537,455 (the "Claim Amount"), shares of common stock (the "Settlement Shares") as well as a promissory note in the principal amount of the $75,000.00 maturing six months from the date of issuance, as a fee to ASC (‘Fee Note”).  ASC had purchased the liabilities from the Company’s creditors (both affiliated and non-affiliated) with a face amount of $1,537,455. The total amount of liabilities, as reported by the Company in its Form 10-Q for the quarter ended March 31, 2014, was $2,732,006, inclusive of the $1,612,455 representing the Claim Amount and the Fee Note.

Pursuant to the Stipulation entered into by the parties, the Company agreed to issue to ASC, in one or more tranches as necessary, that number of shares of common stock sufficient to generate net proceeds (less a discount of twenty five percent (25%)) equal to the Claim Amount, as defined in the Stipulation.  The parties reasonably estimated that, should the Company issue Settlement Shares sufficient to satisfy the entire Claim Amount, the fair market value of such Settlement Shares and all other amounts to be received by ASC would equal approximately $2,145,000.  Notwithstanding anything to the contrary in the Stipulation, the number of shares beneficially owned by ASC shall not exceed 9.99% of the Company's outstanding common stock at any one time.

In connection with the issuance of the Settlement Shares, the Company may rely on the exemption from registration provided by Section 3(a)(10) under the Securities Act.  To date, the Company has not issued any Settlement Shares to ASC.  As such, the full Claim Amount remains outstanding and payable to ASC.   Based upon the reported closing trading price of the Company’s common stock on April 30, 2014 of $0.0006 per share, if all $2,145,000 worth of liabilities were satisfied pursuant to the Stipulation through the issuance of  common stock, the Company would issue an aggregate of  3,575,000,000 shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACCELPATH, INC.

By:	/s/ Gilbert Steedley
Chief Executive Officer

Date:  May 7, 2014

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